Exhibit 99.3

For Immediate Release

March 6, 2017

MEDICINE MAN TECHNOLOGIES AGREES

TO ACQUIRE PONO PUBLICATIONS AND SUCCESS NUTRIENTS

DENVER, CO – March 6, 2017. Medicine Man Technologies Inc. (OTCQB: MDCL), one of the country’s leading cannabis branding and consulting companies, announced today that it has entered into agreements to acquire both Pono Publications Ltd. and Success Nutrients, Inc., each a privately held Colorado corporation. Medicine Man has agreed to issue 7 million shares of its common stock as consideration for the acquisition, which represents approximately 40% interest in the Company.

As a part of this new acquisition, the Company has retained of Mr. Josh Haupt as its Chief Cultivation Officer, noting Mr. Haupt will serve as a key member of management, reporting to the Board of Directors which will now include Mr. Charley Haupt, Josh’s father a well-respected professional in the national energy management sector.

The Pono Publications Ltd brand includes the Three A Light™ cultivation book, along with the recently released professional-grade version developed in collaboration with MMT exclusively for both Three A Light™ and Medicine Man Technologies clients. This exceptional cultivation methodology is achieving significant results delivering annualized yields of cured cannabis of approximately 700-grams per square foot of flower canopy and is deployable in both greenhouse and indoor based cultivation facilities.

The Success Nutrients and Pono brands provide the key underpinnings of an enhanced cultivation methodology and is essential to the overall Three A Light™ performance metric. With an investment of two years of research, development and intense testing, this product line was specifically formulated for the cannabis industry and is producing significant results for its users throughout North America.

The synergy of these companies is expected to accelerate growth of all of the Company’s product and service lines, including the potential for increased revenues. As an example, the Company anticipates generating additional revenues from its recently announced new product line, Cultivation MAX. At the signing of a client’s new Cultivation MAX facility in Clark County Nevada this week, Mr. Josh Haupt stated, “This client’s five hundred plus light facility and planned expansions should enable us to generate a high six figure annual income starting later this summer, as we complete the integration of the Three A Light Professional Grade and Success Nutrient regimens.” However, there can be no assurances that these additional revenues will be generated.

Regarding the acquisition, Andy Williams, MMT’s CEO and co-founder noted, “We could not be more excited to welcome Pono Publications and Success Nutrients to the Medicine Man Technologies family. I believe Josh Haupt and Three A Light™ are the best industrial cultivators of cannabis in the world and are unmatched in their ability to produce quality, high-yielding crops. The complimentary nature of Pono and Success Nutrients to our existing practice has already created a new line of business and we believe will allow exponential growth on all fronts, establishing Medicine Man Technologies as the gold standard of cannabis cultivation.

Josh Haupt, principal and founder of Pono Publications and Success Nutrients stated, “After spending many years in development of both my proprietary nutrient line and cultivation methodologies, I am pleased to have found a new partnership opportunity that we believe will be mutually beneficial. The fact that Medicine Man Technologies is also a well-known presence in the cannabis industry should allow us to add substantial value back to the business as a whole while making more efficient use of our mutual resources.”

While no guarantees can be offered, the Company expects significant revenue growth with the addition with these two innovative business noting that during the first two months of operations in FY 2017, Pono Publications (Three A Light™) and Success Nutrients generated strong profitability on revenues in excess of $270,000, a trend the Company expects to continue under Mr. Haupt’s continued oversight.

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About Medicine Man Technologies, Inc.

Established in March 2014, the Company secured its first client/licensee in April 2014. To date, they have provided guidance for several clients that have successfully secured licenses to operate cannabis businesses within their state. It currently has twenty eight active clients in 12 states and Puerto Rico, focusing on working with clients to 1) utilize its experience, technology, and training to help secure a license in states with newly emerging regulations, 2) deploy the Company's highly effective variable capacity constant harvest cultivation practices through its deployment of Cultivation MAX, and eliminate the liability of single grower dependence, 3) avoid the costly mistakes generally made in start-up, 4) stay engaged with an ever expanding team of licensees and partners, all focused on quality and safety that will 'share' the ever-improving experience and knowledge of the network, and 5) continuing the expansion of its Brands Warehouse concept.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, the Medicine Man Technologies may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the company’s most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

Contact Information:

Attention Brett Roper via info@medicinemantechnologies.com

Telephone (303) 371-0387

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